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                                                                       EXHIBIT 5
               [AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. LETTER]


                                October 4, 1996



MileStone Healthcare, Inc.
2501 Cedar Springs Road
Suite 600, LB 15
Dallas, Texas  75201

Gentlemen:

       We have acted as counsel to MileStone Healthcare, Inc., a Delaware corporation (the "Company"), in connection with the proposed public offering of up to 2,875,000 shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"), as described in Registration Statement No. 333-9013 on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission.

       We have, as counsel, examined such corporate records, certificates and other documents and reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinions listed below. In rendering such opinions, we have assumed the genuineness of all signatures and the authenticity of all documents examined by us. As to various questions of fact material to such opinions, we have relied upon representations of the Company.

       Based upon such examination and representations, we advise you that, in our opinion:

       A. The shares of Common Stock which are to be sold and delivered by the Company and certain selling shareholders of the Company (the "Selling Shareholders") as contemplated by the Underwriting Agreement (the "Underwriting Agreement"), the form of which is filed as Exhibit 1 to the Registration Statement, have been duly and validly authorized by the Company.

       B. The shares of Common Stock which are to be sold and delivered by the Company as contemplated by the Underwriting Agreement will, when issued and delivered in accordance with the terms of the Underwriting Agreement, be validly issued, fully paid and non-assessable.
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AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

MileStone Healthcare, Inc.
October 4, 1996
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       C.     The shares of Common Stock which are currently held by the
Selling Shareholders and which are to be sold and delivered by the Selling Shareholders as contemplated by the Underwriting Agreement, have been validly issued and are fully paid and non-assessable.

       D. The shares of Common Stock (i) which are to be received by the Selling Shareholders upon the automatic conversion of such Selling Shareholders' Series A Convertible Preferred Stock (the "Preferred Stock") and the conversion of such Selling Stockholders' Class B Common Stock (the "Class B Common") into Common Stock as contemplated by the Registration Statement and
(ii) which are to be sold and delivered by the Selling Shareholders as contemplated by the Underwriting Agreement upon the automatic conversion of the Preferred Stock and the conversion of the Class B Common, will, upon such conversions, be validly issued, fully paid and non-assessable.

       We consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus contained therein.



                                   Sincerely,



                                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.